Exhibit 10.20

Offer of Employment

This offer is made by:

Deel Canada Services, Inc. (the “Employer”), a corporation registered under the law of Canada and with a registered office at 700 West Georgia Street, Suite 2200, Vancouver, British Columbia (“Company”), with a Business ID of 725776330RC0001.

To:

Paul Krzywicki, (the “Employee”) with residence at 93 Cactus Cres, Hamilton, ON, L8J 0M4, CA

WHEREAS:

1.    The Employer and the Employee are desirous of entering into an employment relationship for their mutual benefit;

2.    The Employer and the Employee wish to clarify certain obligations and rights in respect of said employment relationship;

3.    This Agreement supersedes and replaces any prior agreements between Firefly Neuroscience, Inc. (“Firefly”) and the Employee, including the Consulting Agreement dated November 13, 2023, between Firefly and the Employee.

IN CONSIDERATION of the above, and in further consideration of the mutual promises and covenants set forth, this Employment Agreement (the “Agreement”) witnesses that the parties agree as follows:

EMPLOYMENT AGREEMENT TERMS AND CONDITIONS (the “Table”)

1.	Start date:

March 15th, 2025

2.	Contract term:

The Employee will be employed for an Indefinite period.

3.	Probation Period:

The Employee does not have a probation period.

4.	Job Role:

Head of Finance

5.	Job Description:

A Head of Finance is a senior executive who manages a company's finances. The Head of Finance are responsible for financial planning, budgeting, reporting, and analysis. The Head of Finance also provide strategic guidance to senior management.

Responsibilities:

Oversee all financial activities

Manage cash flow

Analyze financial position

Assess financial risks

Ensure compliance with regulatory requirements

Provide strategic guidance to senior management

Establish finance operational strategies

Design systems

Accumulate resources

Resolve problems

6.	Manager:

The Employee will report to the line manager appointed from time to time by the Employer.

7.	Place of work:

93 Cactus Cres, Hamilton, ON, L8J 0M4, CA

The Employee will perform the work in and from Canada. The Employee is not allowed to work outside Canada without the Employer's prior written permission.

8.	Employment type:

Full-time

9.	Working hours:

Full-time : 40.00 hours per week based on an 8-hour working day from Monday to Friday

10.	Vacation:

20 days

11.	Notice period:

By the Employer: As noted in the Employment Agreement.

By Employee: 1 month – subject to the terms in the Employment Agreement.

12.	Annual Gross Salary:

CAD 165000.00

13.	Variable elements:

No variable elements

14.	Additional Benefits:
●	The employee shall be entitled to Internet Allowance: CAD 140.00 (monthly payment)
●	Cell Phone Allowance: CAD 55.00 (monthly payment)
●	Employee will be offered a base level health benefit plan

15.	Payment terms/ Currency:

Employee’s salary will be paid to the Employee via bank transfer on the 15th and the last day of the month in CAD.

16.	Expenses Reimbursement:

The Employee shall only be entitled to reimbursement for expenses incurred in the course of their employment if such expenses have been explicitly approved in writing by the Employer prior to being incurred.The payment of any expenses that were not pre-approved in writing, whether made in the past or on an exceptional basis, shall not create any entitlement, precedent, or rights for the Employee to claim reimbursement for similar or other expenses in the future.All approved expenses must be submitted with appropriate supporting documentation within 30 days of incurring the expense. Failure to do so may result in denial of reimbursement.

DETAILED TERMS AND CONDITIONS OF THE EMPLOYMENT

As an employee of the Employer, you will be subject to all Employer policies and procedures, and any revisions thereto. Additionally, you confirm by your signature below that you will be required to follow any customer policies within reason, as they may apply to a specific assignment or mission (the “Customer Policies”). It is Employer policy for all employees to comply with any Customer Policies, which will be duly provided to you before any such assignment or mission.

For purposes of clarity, throughout this Offer, the Ontario Employment Standards Act, 2000, as amended or replaced, shall be referred to as the “ESA”.

Job Duties

The Employee’s duties are described in detail at Point 5 of the Table. The Employer reserves the right to make appropriate changes to the Employee’s job duties as necessary to respond to current business needs.

In the event of promotion, transfer, or reassignment, the terms of this Offer shall continue to apply other than such terms that are amended to reflect the revised position.

Conditional Offer of Employment

This Offer is conditional upon the receipt of:

1.  Proof of the Employee’s eligibility to work in Canada; this is an ongoing requirement and should the Employee’s eligibility change he/she must advise the Employer in advance of such change of status.

The Employee confirms by his/her signature below that he/she is authorizing and directing the release of this information to the Employer and/or its designated agents in accordance with all statutory requirements.

Travel

The Employee acknowledges that travel may be an integral part of the performance of his/her duties hereunder.

Probationary Period

The employee's employment agreement is not subjected to a probationary period.

Remuneration

Annualized Base Salary

The Employee shall receive an annualized base salary as set out in Point 12 of the Table, less applicable statutory deductions and payable according to the Employer’s regular payroll schedule by bank transfer on the 15th and last day of the month as provided in Point 15 of the Table.

Please note, any overpayment of wages, for any reason, may be recovered from wages subject to the requirements of the applicable employment standards legislation and, where permitted, the Employee’s acceptance of this offer constitutes his/her written agreement of such overpayment recovery.

Benefits

As of the date set out in Point 1, the Employee will become eligible to participate in the Employer’s benefit plans subject to the terms of the respective plans as per Point 14. By signing below, the Employee authorizes the Employer to make applicable payroll deductions on account of his/her enrollment in the group benefits plan. The Employee agrees that his/her signature below constitutes his/her authorization for these deductions in accordance with the ESA. Alternatively, the Employer may require the Employee to make such payments directly to the Employer or to otherwise reimburse the Employer for the payment of his/her portion of such benefits, the Employee agrees to execute any necessary documents in this regard.

Please note that in the event of any dispute regarding entitlement to benefits provided to the Employee pursuant to the terms of a plan underwritten by the Employer’s insurance carrier(s) such dispute is a dispute exclusively between the Employee and the carrier.

Discretionary Incentive Plan

The Employee may be eligible to participate in a Customer Incentive Plan (the “Incentive Plan”). Any amounts paid under the Customer Incentive Plan (the “incentive”) are subject to applicable statutory deductions. For purposes of clarity, whether to provide a discretionary incentive and the amount of any such incentive are within the sole discretion of the Employer and the payment of incentive in any given year shall not constitute a precedent for any future years. The incentive rewards the Employee for both past performance and the ability/commitment to provide future performance and therefore an incentive is not earned or considered wages until it is paid. Accordingly, in the event that the Employee provides notification of his/her intention to resign or receives notification of termination of employment from the Employer for any reason and the Employee’s minimum statutory notice period, if applicable, ends prior to the time of payment of the incentive, the Employee will not be eligible to receive payment of the incentive, either in full or in part. For absolute clarity, the Employee is not entitled to a pro-rated incentive under any circumstance and an incentive is only payable, if at all, if the Employee is employed on the payment date or the payment date falls within the Employee’s applicable minimum notice period pursuant to the ESA.

Please note the Employer reserves the right to cancel, revise or amend any of the above-noted benefits plans or Discretionary Incentive Plans.

Hours of Work

Normal working hours will be as set forth in Point 9; however, the Employee may be expected to work additional hours as required.

Overtime pay will be paid in accordance with ESA. The Employee must obtain PRIOR WRITTEN AUTHORIZATION from his/her manager prior to working any overtime hours.

The Employee acknowledges that meal periods are not included as hours worked for the purposes of calculating overtime, so long as they are provided in accordance with the ESA.

The Employee further consents and agrees to be scheduled to work public holidays and on Sunday, as may be assigned at the discretion of the Employer, to meet business needs.

Vacation

The Employee shall be entitled to the number of vacation days set forth in Point 10 per vacation entitlement year (which runs from January to December) Vacation entitlement will accrue on a monthly basis and will be scheduled to meet current business requirements. Vacation will be prorated during the first year of employment. Vacation time entitlement must be taken by December 31 of each calendar year or it is forfeited, subject to complying with the ESA with regard to vacation pay. Vacation entitlement will increase in accordance with Employer policy or the ESA, whichever is greater.

During any period of extended leave of absence exceeding four (4) weeks, the Employee agrees that for the duration of the extended leave of absence, the accrual of vacation will be limited to the minimum entitlement pursuant to the ESA.

Expenses

The Employee shall only be entitled to reimbursement for expenses incurred in the course of their employment if such expenses have been explicitly approved in writing by the Employer prior to being incurred.The payment of any expenses that were not pre-approved in writing, whether made in the past or on an exceptional basis, shall not create any entitlement, precedent, or rights for the Employee to claim reimbursement for similar or other expenses in the future.All approved expenses must be submitted with appropriate supporting documentation within 30 days of incurring the expense. Failure to do so may result in denial of reimbursement.

Confidentiality

As a condition of this Offer and the Employee’s employment with the Employer, the Employee is required to sign the Confidentiality and Intellectual Property Agreement attached hereto as Schedule “A” and constituting an integral part of this Offer. The Employee acknowledges that the terms of Schedule “A” shall survive the termination of his/her employment with the Employer. Notwithstanding anything set forth in the Confidentiality and Intellectual Property Agreement, the Employee is not precluded from disclosing confidential information to a regulatory or law enforcement agency as permitted by law.

Non-Solicitation

The Employee agrees that during his/her employment and for a period of twelve (12) months following the termination of his/her employment for any reason, that he/she will not solicit by mail, phone, electronic communication, personal meeting, or any other means, either directly or indirectly, business from any customer of the Employer who he/she served or whose name became known to him/her during his/her employment with the Employer for the purposes of providing services similar to those performed by the Employer. The Employee’s agreement not to solicit means that he/she will not, during his/her employment in any capacity, and for a period of twelve (12) months thereafter, initiate any contact or communication, of any kind whatsoever, for the purpose of inviting, encouraging, or requesting any Employer customer to transfer from the Employer to the Employee, to the Employee’s new employer, or to any entity to which the Employee has a direct or indirect interest (“Organization”), to open a new account with the Employee, with his/her new employer or Organization, or to otherwise discontinue its patronage and business relationship with the Employer within the geographical territory of Ontario.

The Employee agrees that during his/her employment and for a period of twelve (12) months from the termination of his/her employment for any reason, the Employee will not, either directly or indirectly interfere with the employee/independent contractor arrangements between the Employer and any of its employees and/or independent contractors and will not in any way solicit, recruit, hire, assist others in recruiting or hiring, or discuss employment or contractual arrangements with any employees or independent contractors of the Employer.

Non-Disparagement

The Employee agrees that at all times during their employment under this Agreement and following its termination they will not make, cause to be made or assist or cooperate in the making of, any oral or written statement to any person, entity or association:

a)    Criticising or disparaging the Employer and/or its associated companies, or any of their directors, management team or employees;

b)    Commenting unfavourably or falsely on the character, business judgement, business practices, financial condition or business reputation of the Employer and/or its associated companies, or any of their directors, management team or employees; or

c)    Criticising, disparaging or otherwise detrimentally commenting on the products, services or programs provided by, or to be provided by the Employer and/or its associated companies.

The Employee agrees that at all times during their employment under this Agreement and following its termination, except with the expressed authorization of the Employer, they shall not discuss any matter, divulge any information or provide any comment relating to the Employer to any representative of the press or broadcasting or other media. The Employee’s obligations in this Clause also apply to the posting of any comment or statement on the internet or any other media at large, including but not limited to social media platforms.

Remedies

The Employee acknowledges that the Employer would be irreparably harmed by a breach of the Confidentiality and Intellectual Property provisions as described in Schedule “A”, Non-Disparagement, and Non-Solicitation provisions of this Offer by him/her and that it is difficult to estimate damages resulting from such a breach and, consequently, the Employer shall be entitled to seek injunctive or other equitable relief to prevent a breach or continued breach of this Offer, and the Employee consents to such injunctive relief, and to secure the enforcement of this Offer, without foregoing any legal relief to which the Employer may be entitled to recover.

Temporary Layoffs

Due to the nature of the business, there may be slowdowns in work during various times throughout the year and the Employer may be required to provide the Employee with a temporary layoff during those periods. The Employee acknowledges and agrees that such temporary layoffs, so long as they are in accordance with the ESA, shall not constitute a termination of or constructive dismissal from his/her employment.

Termination

While it is the Employer’s hope that the Employee’s working relationship with the Employer will be both lengthy and rewarding, the Employer feels it is important to address the terms that will apply if it becomes necessary to end the employment relationship.

The Employer may terminate the Employee’s employment with or without cause by complying with only the applicable minimum requirements set out in the ESA in respect of the termination of the Employee’s employment (including, without limitation, all ESA requirements in respect of notice, termination and severance pay, wages, benefits and vacation pay). Benefits will only continue during any period required by the ESA. For clarity, the Employee shall not be entitled to common law reasonable notice.

Resignation

If the Employee decides to resign from his/her employment, the Employee must give four (4) weeks of written notice (“Resignation Notice Period”). Any notice provided in excess of the Resignation Notice Period may be waived by the Employer, subject to complying with applicable employment standards legislation. The Employer may, at any time during the Resignation Notice Period, relieve the Employee from all or any of his/her duties for all or part of the remainder of the Resignation Notice period. This may include a requirement that the Employee must stay away from all or any of the Employer’s premises and/or will not be provided with any work and/or will have no business contact with all or any of the Employer’s agents, employees, customers, clients, distributors, and suppliers. Whether or not the Employee is relieved of any duties during the Resignation Notice Period, he/she will be paid his/her regular wages and other benefits in accordance with the ESA and his/her employment will not be terminated by any removal of duties, the Employee’s employment will continue during the Resignation Notice Period and he/she will continue to be bound by his/her obligations under this Offer. The Employee will not disclose his/her resignation without the prior approval of the Employer.

Full-Time and Attention

The Employee agrees to provide and perform his/her duties and services to the Employer in a faithful and diligent manner, to the best of his/her ability, on a full time basis, and to devote all of his/her attention, skill and effort exclusively to the Employer’s business at all times in compliance with the policies, directions and instructions given to him/her by the Employer. Similar work of any nature elsewhere or participation in any business similar to that carried on by the Employer is not allowed unless previously approved in writing by the Employer. Exceptions to this will not be made if the Employer believes such outside work could, in any way, interfere with the Employee’s performance or responsibilities or such participation could constitute a conflict of interest. Use of Employer time or resources for other matters or conflicts of interest is prohibited and grounds for immediate termination of employment for just cause, subject to compliance with the ESA.

Change of Terms of Employment

The Employer reserves the right to alter fundamental terms of the Employee’s employment upon providing him/her with written notice equivalent to the minimum amount of notice of termination required by the ESA.

Prior Obligation

The Employee represents and warrants to the Employer that prior to acceptance of employment with the Employer he/she has advised the Employer of all restrictions on his/her employability resulting from previous employment and the Employee has presented to the Employer for its review any previous employment agreements and other restrictive agreements, any provisions of which may still be in effect and have a reasonable bearing on his/her employment with the Employer (unless review of such agreements by the Employer would represent or constitute a breach of confidence, in which case the Employee’s obligation shall be to inform the Employer of such restrictions to the extent permissible under such prior agreement).

The Employee also agrees that during his/her employment with the Employer he/she will not use or disclose any confidential information he/she has obtained from a former employer.

Employment Standards

None of the terms of this Offer shall be applied so as to fall below any minimum employment standard pursuant to the ESA. To the extent the ESA provides more favourable terms of employment as compared to a contractual provision of the Employee’s employment, the applicable employment standard shall apply instead of the Employee’s contractual provision.

Conflict of Terms

In the event that any Employer policy or practice provides for a different entitlement than as set out in this Offer, the terms of this Offer shall prevail, subject to complying with the ESA.

Accommodation

The Employer has policies in place with respect to the accommodation of employees in accordance with the Ontario Human Rights Code, as amended and the Accessibility for Ontarians with Disabilities Act, 2005, as amended. If the Employee requires accommodation, he/she must contact the Employee Experience Team to discuss how the Employer can accommodate the Employee in a way that best suits his/her individual needs.

General

(i)	ThisOfferconstitutesthe entire offer and supersedes all prior agreements, understandings, negotiations, and discussions, whether written or oral.

(ii)	This Offer shall be construed, interpreted, and enforced in accordance with the laws of the Province of Ontario. This Offer shall attorn to the exclusive jurisdiction of Ontario.

(iii)

No amendment or waiver of any provisions of this Offer shall be binding on any party unless set out in writing by the Employer. No waiver of any provision of this Offer shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

(iv)

This Offer shall inure to the benefit of and shall be binding upon and enforceable by the parties hereto, and the heirs, executors, administrators, and legal personal representatives of the Employee and the successors and assigns of the Employer. This Offer is personal to the Employee and may not be assigned by him/her.

(v)

If any paragraph of this Offer shall be held to be invalid, illegal, or unenforceable, such enforceability or invalidity shall not affect the enforceability or validity of the remaining paragraphs of this Offer and such paragraph shall be severable from the remainder of this Offer.

(vi)

The Employee is entitled and encouraged to seek professional advice regarding the terms and conditions contained in this Offer. The Employee acknowledges that in the event h/she did not seek professional advice, the Employee has freely chosen not to do so.

(vii)

Except where prohibited by law, the parties consent to use the Employer’s electronic signature service to execute this agreement and agree that such signatures are valid for proof and binding on the parties.

As part of this Offer, the Employee is required to review and execute the following documents:

1.	This Offer of employment,
2.	Schedule A: The Intellectual Property and Confidentiality Agreement,
3.	Schedule B: Employee Privacy Notice
4.	The Incentive Plan (if applicable)

If the foregoing terms of employment are acceptable to you, please indicate your acceptance by signing a copy of this letter in the space provided below and by providing executed copies of the documents listed above before the date set forth in Point 1, after which date this Offer shall be considered void.

If you have any questions or require additional information, please do not hesitate to contact your Employee Experience team.

I have read the contents of this letter and have been provided with the opportunity to seek clarification of the terms contained herein, and hereby accept employment with Deel Canada Services, Inc. based on the terms and conditions outlined herein.

I confirm that I have read and understood the Termination provisions above and understand by signing below I am limited to what the aforementioned provisions provide.

EMPLOYEE

March 12th, 2025	Paul Krzywicki
Date	Paul Krzywicki

EMPLOYER: DEEL CANADA SERVICES, INC.

Date	Alexandre Bouaziz

SCHEDULE “A”

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

TO:	Deel Canada Services, Inc. (the “Employer”).

I, the undersigned employee, in consideration of my employment with the Employer (including its affiliates), and of the compensation paid in respect of my employment, agree as follows:

1.1	Property of the Employer

(a)           I acknowledge that all Developments (as defined below) and all items of any and every nature or kind created or used by me during my employment with the Employer or furnished by the Employer to me, and all equipment, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Employer at all times and shall be surrendered to the Employer, in good condition, promptly on the termination of my employment irrespective of the time, manner or cause of termination. All personal effects used by me in carrying out my duties will remain my property and shall be removed by me on termination of my employment.

(b)           I agree that, during the term of my employment, I will promptly, upon development thereof, fully inform and disclose to the Employer all discoveries, findings, reports, designs, inventions, improvements, methods, processes, practices, techniques, programs, concepts and ideas, whether or not patentable or copyrightable, which pertain or relate to the business of the Employer or to any experimental work carried on by the Employer (collectively, the “Developments”), whether conceived by me alone or with others and whether or not conceived during the term of my employment with the Employer.

(c)           I hereby agree to assign, transfer, and convey to the Employer, and to cause each of my agents and contractors to assign, transfer and convey to the Employer, all rights to any Developments, and confirm that I will, at any time or from time to time, upon the Employer’s request do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, waivers, conveyances, and assurances as may be required to carry out the intent of this section.

(d)           I agree to assist the Employer in obtaining patents or copyrights and any other intellectual property rights on all such Developments and shall execute all documents and do all things necessary to obtain letters, patents, or copyrights, or other registrations to vest the Employer with full and exclusive title thereto, and protect the same against infringement by others.

(e)           I hereby represent and warrant to the Employer that I do not currently have any Developments that have not been assigned to the Employer and, to the extent that such representation and warranty is incorrect in any way, I hereby sell, assign and transfer to the Employer any and all Developments which I currently possess.

1.2          Waiver of Moral Rights. I hereby waive all Moral Rights (as hereinafter defined) whether now existing or arising during the term of my employment and any similar rights to any works and Developments developed during the course of my employment or in contemplation of such employment. The waiver of such rights is made in favour of the Employer and any assignee, licensee, purchaser, lender or other party claiming an interest under or through the Employer or under any agreement entered into by the Employer. For purposes of this Offer, “Moral Rights” means any right to:

(a)	divulge a work or any Development to the public;
(b)	retract a work or any Development from the public;
(c)	claim authorship or anonymity related to a work or any Development;
(d)	object to any distortion, mutilation or modification of a work or any Development; or
(e)	use a work or any Development in association with a product, service, cause or institution;

and includes any and all rights similar to the above listed rights, existing under judicial or statutory law of any country or jurisdiction in the world or under any treaty, regardless of whether such right is called or generally referred to as a moral right.

1.3	Confidential Information

(a)           I acknowledge that throughout the course of my employment with the Employer I may have access to and be entrusted with Confidential Information. For the purposes of this Agreement Confidential Information means all client, prospective client, and Employer, structure, organization, business, model of business, products, strategy, documents, contracts, confidential or sensitive information disclosed to or learned by the Employee in connection with their engagement with the Employer or in the performance of the Employee’s duties, including but not limited to information from the Employer client databases, the Employee clients’ employee or payroll information, the Employer business or marketing plans, any information that relates to the Employer, the Employer employee information, documents, contracts and agreements or remuneration, price lists, rates, schedules, terms of business, market research, presentations, capability statements, product specifications, financial and accounting information, contractor and supplier information, business policy and know-how, service and product concept plans, designs, source code, databases, software, information relating to the Employer intellectual property rights or any other information disclosed to the Employee in a manner which a reasonable person would consider to be confidential (all of which information, trade secrets and know-how of the Employer and others, together with any Developments, shall be collectively defined as “Confidential Information”). The terms of this Agreement and this Agreement itself shall also be deemed Confidential Information and the obligations of this Clause shall apply.

(b)           I agree that disclosure of any Confidential Information or any use of the Confidential Information other than on behalf of or for the direct benefit of the Employer is and will be highly detrimental to the Employer and that the right to maintain the confidentiality of the Confidential Information constitutes a proprietary right which the Employer is entitled to protect or is an obligation which the Employer must observe. Accordingly, I hereby agree that:

(i)           I shall keep confidential all of the Confidential Information for the exclusive benefit and use of the Employer and will faithfully do all in my power to assist the Employer in keeping the Confidential Information confidential until the Employer shall make the same public either by obtaining patent rights, copyrights or otherwise;

(ii)          I shall not, directly or indirectly, disclose or divulge any of the Confidential Information to any person, firm, Employer or other entity of any kind whatsoever;

(iii)         I shall not, directly or indirectly, either individually or in partnership with, or jointly with one or more persons, firms, Companies or any other entity of any kind whatsoever as principal, agent, employee, shareholder or in any other capacity or manner whatsoever, use any of the Confidential Information other than on behalf of or for the direct benefit of the Employer;

(iv)         I shall not divulge, disclose or communicate to any person, firm or Employer the name of any customer of the Employer and/or its business; and

(v)          I shall not use for my own purpose any Confidential Information relating to the Employer and/or its business.

1.4           I further acknowledge and agree that in the event of a violation of the covenants, provisions and restrictions contained in this Agreement, the Employer shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Employer may be entitled.

My signature below indicates my understanding, acknowledgement and acceptance of the above terms and conditions.

IN WITNESS WHEREOF, the undersigned has executed this Agreement this March 12th, 2025

SIGNED, SEALED AND DELIVERED

in the presence of

Paul Krzywicki

Employee's Signature

Paul Krzywicki

Employee’s Name (print)

SCHEDULE “B”

EMPLOYEE PRIVACY NOTICE

The Employer places great importance on safeguarding your personal data and adheres to applicable data protection laws. For detailed information on how we handle your personal data, please read the Employee Privacy Notice which is available here Privacy Policy | Deel. The Employee Privacy Notice outlines our practices for collecting, processing, and protecting your personal data.

* * *

I declare that I have read and understood this privacy policy and that I understand and know the English language so that I give my full and valid consent to the processing of my personal data.

Paul Krzywicki

The Employee

Paul Krzywicki

(signature)

If the employment agreement is not signed by the start date, the start date of your employment will be delayed to the date of employee agreement signature, or later if so agreed between the parties.

EMPLOYER DEEL CANADA SERVICES, INC. Signature: Alexandre Bouaziz Date: March 12th, 2025	EMPLOYEE Signature: Paul Krzywicki Date: March 12th, 2025